Ann Parker, Director	Mike Smargiassi
Investor Relations	Brainerd Communicators
605-988-1000	212-986-6667
ann.parker@lodgenet.com	smarg@braincomm.com
LODGENET REPORTS RESULTS FOR THIRD QUARTER 2006
— Quarterly Revenue up 3.2% to $76.5 Million —
— Net Income of $2.2 Million, Up from $585,000 in Q3 2005 —
— $23.5 Million of Net Free Cash Flow for First Nine Months, Up from $13.0 Million in 2005 —
     SIOUX FALLS, SD, October 19, 2006 — LodgeNet Entertainment Corporation (Nasdaq:LNET) today reported for the third quarter 2006 net income of $2.2 million or $0.12 per share, versus net income of $585,000, or $0.03 per share, in the third quarter of 2005. For the first nine months, LodgeNet reported net income of $2.0 million or $0.11 per share, versus a net loss of ($4.7) million or $(0.26) per share during the first nine months of 2005. Quarterly revenue increased 3.2% to $76.5 million as Guest Pay Revenue per room increased 2.8% over the third quarter of 2005. LodgeNet also reported $23.5 million in net free cash flow (defined as cash provided by operating activities less cash used for investing activities, including growth-related capital) for the first nine months of this year as compared to $13.0 million in the first nine months of last year.
     The following financial highlights are in thousands of dollars, except per-share data and average shares outstanding:

	Three Months Ended September 30,
	2006	2005

Total revenue	$76,510	$74,145
Operating income	8,404	7,685
Net income	2,184	585
Net income per common share (1)	$0.12	$0.03

Adjusted Operating Cash Flow (2)	$24,873	$24,772
Average shares outstanding (basic)	18,377,629	18,010,017
Average shares outstanding (diluted)	18,743,251	18,238,914

(1)	Based on the average shares outstanding for both basic and diluted.

(2)	Adjusted Operating Cash Flow is defined as Operating Income exclusive of depreciation, amortization, share-based compensation and the effects of Hurricane Katrina insurance recoveries and equipment impairment.
-more

LodgeNet Q3 2006 Earnings 2-2-2-2
     “Our focus on growth, profitability and cash flow generation has delivered another solid quarter of fundamental performance,” said Scott C. Petersen, LodgeNet President and CEO. “Top line revenue increased 3.2%, resulting in part from the ongoing growth and performance of our digital room base, and in part by the revenue contribution from our strategic initiatives.”
     “Average revenue per Guest Pay room increased 2.8% quarter over quarter,” Petersen continued. “Within this category, movie revenue per room was up 3.1%, marking four straight quarters of higher quarter over quarter revenue. Our digital system is now installed in approximately 71% of our interactive Guest Pay room base, and we remain on target to have the digital system installed in 73% of our rooms by year-end. We also continue to be pleased with the progress we are making with respect to our new strategic initiatives, led by Healthcare and Travel Centers, all of which generated nearly $1 million in revenue for the second consecutive quarter.”
     “We continued to make significant progress with respect to profitability during the quarter,” said Gary H. Ritondaro, LodgeNet Senior Vice President and CFO. “Net income for the third quarter increased to $2.2 million, or $.12 per share, as compared to $585,000, or $.03 per share, during the third quarter of last year. Our progress is perhaps even more noteworthy when comparing our first nine months’ results. During the first three quarters this year, we have generated $2.0 million, or $.11 per share, of net income as compared to a net loss of ($4.7) million, or ($.26) per share, last year.”
     “We also continued to generate increasing levels of cash flow,” added Ritondaro. “During the first nine months, net free cash flow was $23.5 million compared to $13.0 million for the first nine months of 2005. Over the past twelve months, we have generated $23.3 million of net free cash flow while having simultaneously installed more than 118,000 digital rooms. Because cash from operations continued to more than fully fund our total capital needs during the first nine months, we again reduced our long-term debt by $5.0 million in early October, reducing our debt to leverage ratio now to approximately 2.87 times.”
     “We are generating steadily improving financial returns as we continue to implement our strategic plan,” said Petersen. “Our digital platform is producing solid results, we are improving the overall quality of our room base, and our strategic initiatives are beginning to produce meaningful revenue. We remain on track to post positive net income for 2006 as a whole, which will represent a significant milestone for our company. As we look toward 2007, we will continue to embrace additional business opportunities that will expand the fundamental value of our organization.”
RESULTS FROM OPERATIONS
THREE MONTHS ENDED SEPTEMBER 30, 2006 VERSUS
THREE MONTHS ENDED SEPTEMBER 30, 2005
     Total revenue for the third quarter of 2006 was $76.5 million, an increase of $2.4 million or 3.2%, compared to the third quarter of 2005. Revenue from Guest Pay services was $73.9 million, an increase of $2.3 million or 3.2%, resulting in part from a 2.8% increase in revenue realized per average Guest Pay room and a 0.4% increase in the average number of rooms in operation. At the end of the quarter, 70.8% of the interactive room base was installed with the digital system. Monthly Guest Pay revenue per room increased 2.8% to $24.55 in the third quarter of 2006 as compared to $23.88 for the third quarter of 2005. Movie revenue per room increased 3.1% to $18.56 this quarter as compared to $18.01 in the prior year quarter. Revenue per room from other interactive services increased 2.0%, from $5.87 per month in the third quarter of 2005 to $5.99 in the current year quarter. This change was primarily due to revenue increases associated with basic cable services and our TV on-demand and music services, offset in part by a decrease in revenue from games and TV Internet.
     Total direct costs (exclusive of operating expenses and depreciation and amortization discussed separately below) increased $1.6 million to $36.0 million in the third quarter of 2006, compared to $34.4 million in the prior year’s quarter. Total direct costs were 47.1% of revenue for the third quarter of 2006 as compared to 46.4% in the third quarter of 2005. The increase was due to higher content royalties, which varies with changes in the mix of movies and other products; higher costs associated with basic cable services; and higher hotel commissions resulting from our ‘pay for performance’ commission structure.
     Guest Pay operations expenses were flat at $8.9 million in the third quarter of 2006 as compared to the third quarter of 2005. Guest Pay operations expenses as a percentage of revenue were 11.6% as compared to 12.0% in the third quarter of 2005. Per average installed room, Guest Pay operations expenses remained level at $2.96 per room per month, quarter over quarter.

LodgeNet Q3 2006 Earnings 3-3-3-3
     Selling, general and administrative expenses increased $820,000 to $7.1 million during the current quarter. The increase was primarily due to compensation expense, including the expensing of share-based compensation required under Financial Accounting Standard 123(R), and an increase in professional and consulting fees. These increases were partially offset by reduced expenses related to marketing and bad debt. Share-based compensation expenses were $370,000 for the third quarter of 2006, compared to $108,000 in the same period of last year. Professional and consulting fees were $628,000 during this year’s third quarter, compared to $428,000 last year. A large part of that increase was related to various strategic initiatives of the Company. SG&A as a percentage of revenue was 9.2% in the current quarter compared to 8.4% in the third quarter of 2005. Per average Guest Pay room, SG&A expenses were $2.35 in the third quarter of 2006, compared to $2.09 in the prior year quarter.
     Depreciation and amortization expenses decreased 3.8% to $16.1 million in the current year quarter versus $16.7 million in the third quarter of 2005. The decrease was primarily attributable to a reduction in depreciation for Guest Pay system as higher-cost assets become fully depreciated. Depreciation and amortization expenses per average Guest Pay room decreased 4.1% to $5.35 in the third quarter of 2006 compared to $5.58 in the prior year quarter. As a percentage of revenue, depreciation and amortization expenses decreased to 21.0% in the third quarter of 2006 from 22.6% in the third quarter of 2005.
     Interest expense was $6.4 million in the current quarter versus $7.3 million in the third quarter of 2005. The decrease was driven in part by an 8.6% reduction of our average outstanding long-term debt, which was $277.0 million during the third quarter of 2006 compared to $303.0 million in the third quarter of 2005. Additionally, the average interest rate on our outstanding debt decreased to 9.24% in the third quarter of 2006 versus 9.57% for the third quarter of 2005.
     As a result of factors previously described, operating income increased 9.4% to $8.4 million in the third quarter of 2006 compared to $7.7 million in the prior year quarter. Adjusted Operating Cash Flow was $24.9 million for the third quarter of 2006 versus $24.8 million in the third quarter of 2005. Net income was $2.2 million for the third quarter of 2006 compared to a $585,000 in the prior year quarter. Net income per share for the third quarter of 2006 was $0.12 (basic and diluted) compared to $0.03 (basic and diluted) per share in the third quarter of 2005.
     For the quarter, cash provided by operating activities was $23.8 million while cash used for investing activities, including growth-related capital, was $11.7 million, resulting in net free cash flow of $12.1 million. During the third quarter of 2005, cash provided by operating activities was $19.0 million while cash used for investing activities, including growth-related capital, was $11.2 million, resulting in net free cash flow of $7.8 million. During the quarter, we installed 18,199 new digital rooms and converted 10,416 rooms as compared to 19,396 new digital rooms and 12,661 converted rooms during the third quarter of 2005.
     For the first nine months of 2006, cash provided by operating activities was $60.1 million while cash used for investing activities, including growth-related capital, was $36.6 million, resulting in net free cash flow of $23.5 million. For the first nine months of 2005, cash provided by operating activities was $52.2 million while cash used for investing activities, including growth-related capital, was $39.2 million, resulting in net free cash flow of $13.0 million. During the first nine months of 2006, we installed 47,933 new digital rooms and converted 41,634 rooms compared to 57,953 new digital rooms and 38,917 converted rooms during the first nine months of 2005. The average investment per newly installed digital room was $350 during the first nine months of 2006, compared to $335 for the first nine months of 2005. The investment to convert a tape-based room to a digital room was $248 in the first nine months of 2006, compared to $267 in the same period last year.
2006 Outlook
     For the full year 2006, LodgeNet expects to report revenue in the range of $287.0 million to $290.0 million and operating income from $25.5 million to $27.5 million. Adjusted Operating Cash Flow is expected to be in a range from $93.0 million to $95.0 million. Net income is expected to be $0.5 million to $2.5 million or income per share of $0.02 to $0.13.
     The Company will hold a conference call on Thursday, October 19, 2006 at 4:00pm CDT. A live webcast of the teleconference will also be available via the Internet at the InterCall website http://audioevent.mshow.com/310868/. The webcast will be archived at that site for one week and can be accessed via LodgeNet’s website at www.lodgenet.com. Additionally, the Company has posted slides at its website under the investor relations, company presentation section, which will be referenced during the conference call.

LodgeNet Q3 2006 Earnings 4-4-4-4
About LodgeNet
     LodgeNet Entertainment Corporation (www.lodgenet.com) is the world leader in interactive TV and broadband solutions to hotels throughout the United States and Canada as well as select international markets. These services include on-demand movies, on-demand games, music and music videos, subscription sports programming and television on-demand programming, as well as high-speed Internet access, all designed to serve the needs of the lodging industry and the traveling public. LodgeNet provides service to more than one million interactive hotel rooms representing more than 6,000 hotel properties worldwide. LodgeNet estimates that during 2005 approximately 300 million domestic and international travelers had access to LodgeNet’s interactive television systems. In addition, LodgeNet is a leading innovator in the delivery of on-demand patient education, information and entertainment to healthcare facilities. LodgeNet is listed on NASDAQ and trades under the symbol LNET.
Special Note Regarding Forward-Looking Statement
Certain statements in this press release constitute “forward-looking statements”. When used in this press release, the words “intends,” “expects,” “anticipates,” “estimates,” “believes,” “goal,” “no assurance” and similar expressions, and statements which are made in the future tense or refer to future events or developments, are intended to identify such forward-looking statements. Such forward-looking statements are subject to risks, uncertainties, and other factors that could cause the actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. In addition to the risks and uncertainties discussed herein, such factors include, among others, the following: the effects of economic conditions, including in particular the economic condition of the lodging industry, which can be particularly affected by international crisis, acts or threats of terrorism and public health issues; competition from providers of similar services and from alternative systems for accessing in-room entertainment; changes in demand for our products and services; programming costs, availability, timeliness and quality; technological developments by competitors; developmental costs, difficulties and delays; relationships with clients and property owners; the availability of capital to finance growth; the impact of government regulations; potential effects of litigation; risks of expansion into new markets; risks related to the security of our data systems; and other factors detailed, from time to time, in our filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date of this press release. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.
LodgeNet is a registered trademark of LodgeNet Entertainment Corporation. All rights reserved. Other names and brands may be claimed as the property of others.
(See attached financial and operational tables)

LodgeNet Q3 2006 Earnings 5-5-5-5
LodgeNet Entertainment Corporation and Subsidiary
Consolidated Balance Sheets (Unaudited)
(Dollar amounts in thousands, except share data)

	September 30,	December 31,
	2006	2005
Assets
Current assets:
Cash and cash equivalents	$31,107	$20,742
Accounts receivable, net	32,897	29,617
Other current assets	4,507	2,629

Total current assets	68,511	52,988

Property and equipment, net	190,210	199,882
Debt issuance costs, net	6,113	7,423
Intangible assets, net	982	2,007
Other assets	3,119	772

Total assets	$268,935	$263,072

Liabilities and Stockholders’ Deficiency
Current liabilities:
Accounts payable	$21,307	$16,036
Current maturities of long-term debt	2,587	2,749
Accrued expenses	20,134	15,322
Deferred revenue	6,838	5,143

Total current liabilities	50,866	39,250

Long-term debt	273,054	289,251
Other long-term liabilities	7,387	4,804

Total liabilities	331,307	333,305

Commitments and contingencies

Stockholders’ deficiency:
Preferred stock, $.01 par value, 5,000,000 shares authorized; no shares issued or outstanding
Common stock, $.01 par value, 50,000,000 shares authorized; 18,593,443 and 18,165,643 shares outstanding at September 30, 2006 and December 31, 2005, respectively	186	182
Additional paid-in capital	237,565	232,327
Accumulated deficit	(302,344)	(304,307)
Accumulated other comprehensive income	2,221	1,565

Total stockholders’ deficiency	(62,372)	(70,233)

Total liabilities and stockholders’ deficiency	$268,935	$263,072

LodgeNet Q3 2006 Earnings 6-6-6-6
LodgeNet Entertainment Corporation and Subsidiary
Consolidated Statements of Operations (Unaudited)
(Dollar amounts in thousands, except share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
Revenues:
Guest Pay	$73,861	$71,579	$211,218	$202,013
Other	2,649	2,566	7,356	6,236

Total revenues	76,510	74,145	218,574	208,249

Costs and Expenses:
Direct costs (exclusive of operating expenses and depreciation and amortization shown separately below):
Guest Pay	34,743	32,741	96,439	89,437
Other	1,293	1,629	3,472	3,276
Operating expenses:
Guest Pay operations	8,902	8,862	26,752	26,311
Selling, general and administrative	7,069	6,249	21,089	18,560
Depreciation and amortization	16,099	16,729	49,882	52,609
Other operating expense (income), net	—	250	(198)	250

Total costs and operating expenses	68,106	66,460	197,436	190,443

Income from operations	8,404	7,685	21,138	17,806

Other Income and Expenses:
Interest expense	(6,402)	(7,254)	(19,483)	(22,133)
Write-off of debt issuance costs	(52)	—	(181)	(143)
Other income	234	254	794	128

Income (loss) before income taxes	2,184	685	2,268	(4,342)
Provision for income taxes	—	(100)	(305)	(332)

Net income (loss)	$2,184	$585	$1,963	$(4,674)

Net income (loss) per common share (basic)	$0.12	$0.03	$0.11	$(0.26)

Net income (loss) per common share (diluted)	$0.12	$0.03	$0.11	$(0.26)

Weighted average shares outstanding (basic)	18,377,629	18,010,017	18,250,620	17,863,076

Weighted average shares outstanding (diluted)	18,743,251	18,238,914	18,611,981	17,863,076

LodgeNet Q3 2006 Earnings 7-7-7-7
LodgeNet Entertainment Corporation and Subsidiary
Consolidated Statements of Cash Flows (Unaudited)
(Dollar amounts in thousands)

	Nine Months Ended
	September 30,
	2006	2005
Operating activities:
Net income (loss)	$1,963	$(4,674)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	49,882	52,609
Investment (gains) losses	(238)	—
Write-off of debt issuance costs	181	143
Share-based compensation	1,297	223
Gain due to insurance proceeds	(200)	—
Non-cash other operating expense	—	250
Insurance proceeds related to business interruption	200	—
Change in operating assets and liabilities:
Accounts receivable	(3,193)	(4,866)
Prepaid expenses and other	(1,919)	(840)
Accounts payable	5,239	2,774
Accrued expenses and deferred revenue	9,152	5,797
Other	(2,297)	781

Net cash provided by operating activities	60,067	52,197

Investing activities:
Property and equipment additions	(36,825)	(39,232)
Note receivable repayment	238	—

Net cash used for investing activities	(36,587)	(39,232)

Financing activities:
Repayment of long-term debt	(16,125)	(10,125)
Proceeds from lease transaction	—	1,022
Payment of capital lease obligations	(1,049)	(1,057)
Exercise of stock options	3,945	4,184

Net cash used for financing activities	(13,229)	(5,976)

Effect of exchange rates on cash	114	44

Increase in cash and cash equivalents	10,365	7,033
Cash and cash equivalents at beginning of period	20,742	24,995

Cash and cash equivalents at end of period	$31,107	$32,028

LodgeNet Q3 2006 Earnings 8-8-8-8

LodgeNet Entertainment Corporation and Subsidiaries
	3rd Qtr ‘06	2nd Qtr ‘06	1st Qtr ‘06	4th Qtr ‘05	3rd Qtr ‘05

Room Base Statistics
Total Rooms Served (1) (4)	1,051,046	1,055,854	1,057,953	1,053,806	1,038,529
Total Guest Pay Interactive Rooms (2) (4)	1,003,602	1,006,613	1,006,513	1,001,929	985,378
Total Digital Rooms (3)	710,793	686,553	658,176	629,085	592,212
Percent of Total GP Interactive Rooms	70.8%	68.2%	65.4%	62.8%	60.1%

Guest Pay Per Room Statistics (per month)
Movie Revenue	$18.56	$17.02	$17.11	$16.66	$18.01
Other Interactive Service Revenue	5.99	5.85	5.55	5.34	5.87

Total Guest Pay Revenue Per Room	$24.55	$22.87	$22.66	$22.00	$23.88

Summary Operating Results
(Dollar amounts in thousands)

Total Revenue	$76,510	$71,871	$70,193	$67,522	$74,145
Adjusted Operating Cash Flow (5)	$24,873	$23,657	$23,589	$21,448	$24,772
Operating Income	$8,404	$6,729	$6,005	$4,887	$7,685
Write-off debt issuance costs	$52	$—	$129	$129	$—
Net Income (Loss)	$2,184	$433	$(654)	$(2,285)	$585

Cash Provided by Operating Activities	$23,776	$14,325	$21,966	$12,088	$18,957
Cash Used for Investing Activities	$(11,668)	$(12,401)	$(12,518)	$(12,223)	$(11,128)

Net Free Cash Flow (as defined)	$12,108	$1,924	$9,448	$(135)	$7,829

SG&A as Percent of Total Revenue	9.2%	9.9%	9.8%	10.1%	8.4%
Operating Income Margin	11.0%	9.4%	8.6%	7.2%	10.4%

Reconciliation of Adjusted Operating Cash Flow to Operating Income
(Dollar amounts in thousands)

Adjusted Operating Cash Flow	$24,873	$23,657	$23,589	$21,448	$24,772
Depreciation and Amortization	(16,099)	(16,868)	(16,915)	(17,254)	(16,729)
Share Based Compensation	(370)	(258)	(669)	(65)	(108)
Other Operating Income (Loss)	—	198	—	758	(250)

Operating Income	$8,404	$6,729	$6,005	$4,887	$7,685

[1]	Total rooms served represents rooms receiving one or more services including rooms served by international licensees.

[2]	Guest Pay interactive rooms receive one or more Guest Pay Services such as movies, video games, music or other interactive services.

[3]	Digital rooms provide content stored on a digital file server as a component of LodgeNet’s digital system.

[4]	As a result of hurricanes Katrina and Rita, room count was reduced by 20,693 rooms for Q3 2005, by 8,195 rooms for Q4 2005, by 5,842 rooms for Q1 2006, by 5,419 rooms for Q2 2006 and by 4,902 rooms for Q3 2006.

[5]	Adjusted Operating Cash Flow, which is defined as Operating Income exclusive of depreciation, amortization, share-based compensation and the effects of Hurricane Katrina insurance recoveries and equipment impairment.